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                       [LETTERHEAD OF CB RICHARD ELLIS]

                                                                    EXHIBIT 99.2


P R E S S   R E L E A S E
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FOR IMMEDIATE RELEASE -- 23 May 2001


For further information:
Walt Stafford
CB Richard Ellis
415-733-5502

BLUM CB CORP. TO OFFER $175 MILLION OF SENIOR SUBORDINATED NOTES

Los Angeles, CA (23 May 2001)
CB Richard Ellis Services, Inc. (NYSE:CBG) today announced that BLUM CB Corp. has indicated its intention to offer for sale $175 million aggregate principal amount of Senior Subordinated Notes due 2011. The Senior Subordinated Notes are being offered in order to finance in part the proposed merger of BLUM CB Corp. into CB Richard Ellis Services and related transactions and will be assumed by CB Richard Ellis Services if the merger is completed. If the sale of $175 million of Senior Subordinated Notes is completed, the aggregate principal amount of the senior credit facilities proposed to be entered into by BLUM CB Corp. in connection with the proposed merger will be reduced to an aggregate of $260 million of term loans and a $100 million revolving credit facility and the aggregate principal amount of 16% Senior Notes due 2011 proposed to be issued by CBRE Holding, Inc., the parent company of BLUM CB Corp., will be reduced to $65 million.

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The press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Senior Subordinated Notes to be offered and sold will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

This press release contains forward-looking statements concerning a proposed merger transaction involving the company and the proposed financing for such transaction. These statements reflect the company's current plans and expectations and are based on information currently available to it. They rely on a number of assumptions and estimates, which could prove to be inaccurate, and which are subject to risks and uncertainties that could cause actual events to vary materially from those anticipated.